Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Provides Financial Guidance

TEANECK, N.J., August 28, 2024 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended June 30, 2024 and provided its financial guidance for the year ending June 30, 2025.

Highlights for the three months ended June 30, 2024 (compared to the three months ended June 30, 2023)

-Net sales of $273.2 million, an increase of $18.1 million, or 7%
-Net income of $0.8 million, a decrease of $10.7 million
-Diluted earnings per share of $0.02, a decrease of $0.26
-Adjusted EBITDA of $33.4 million, an increase of $1.1 million, or 3%
-Adjusted net income of $16.7 million, an increase of $1.5 million, or 10%
-Adjusted diluted EPS of $0.41, an increase of $0.03, or 10%

Highlights for the year ended June 30, 2024 (compared to the year ended June 30, 2023)

–Net sales of $1,017.7 million, an increase of $39.8 million, or 4%
-Net income of $2.4 million, a decrease of $30.2 million
-Diluted earnings per share of $0.06, a decrease of $0.75
–Adjusted EBITDA of $111.2 million, a decrease of $1.5 million, or 1%
–Adjusted net income of $48.4 million, a decrease of $0.6 million, or 1%
–Adjusted diluted EPS of $1.19, a decrease of $0.02, or 1%

We are providing full fiscal year 2025 guidance, which includes:

-	Net sales of $1.040 billion to $1.090 billion
-	Adjusted EBITDA of $118 million to $126 million

Our guidance is on a standalone basis without giving effect to the proposed acquisition of Zoetis’s Medicated Feed Additive portfolio.

COMMENTARY

“We showed a lot of strength in our 4th quarter performance, with each of our segments growing at a faster year-over-year rate as compared to their first nine months of the year.  This was led by our core Animal Health segment which grew at 8% for the quarter, with particular strength in our vaccine and MFA & Other lines,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “We ended the year on an upswing that we anticipate building upon as we enter our 2025 fiscal year.  Our guidance reflects our strong momentum as well as the early fruits of Phibro Forward - a company-wide initiative we have undertaken focused on unlocking additional areas of revenue growth and cost savings. We expect meaningful additional impact from Phibro Forward in the years to come, and, together with the anticipated closing of the Zoetis MFA acquisition in the coming months, believe we are extremely well positioned to grow income faster than our historical levels.”

QUARTERLY RESULTS

Net sales

Net sales of $273.2 million for the three months ended June 30, 2024 increased $18.1 million, or 7%, as compared to the three months ended June 30, 2023. Animal Health and Mineral Nutrition sales increased $14.8 million and $3.6 million, respectively. Performance Products sales decreased $0.3 million.

Animal Health

Net sales of $191.5 million for the three months ended June 30, 2024 increased $14.8 million, or 8%. Net sales of MFAs and other increased $12.5 million, or 12%, due to increased demand for our MFAs in both domestic and international regions and higher demand for processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products decreased $1.7 million, or 4%, mostly due to decreased demand for dairy products, partially offset by increased sales of poultry products. Net sales of vaccines increased $4.0 million, or 14%, primarily due to poultry product introductions in Latin America, plus an increase in domestic and international demand.

Mineral Nutrition

Net sales of $62.1 million for the three months ended June 30, 2024 increased $3.6 million, or 6%, due to increased sales volume and higher average selling price.

Performance Products

Net sales of $19.6 million for the three months ended June 30, 2024 decreased $0.3 million, or 1%, due to a decrease in demand for personal care product ingredients and industrial chemicals.

Gross profit

Gross profit of $87.2 million for the three months ended June 30, 2024 increased $10.5 million, or 14%, as compared to the three months ended June 30, 2023. Gross margin increased 180 basis points to 31.9% of net sales for the three months ended June 30, 2024 as compared to 30.1% for the three months ended June 30, 2023, due to favorable product mix.

Animal Health gross profit increased $7.4 million, primarily driven by higher sales volume, partially offset by unfavorable product mix. Mineral Nutrition gross profit increased $2.1 million, driven by favorable product mix and increased sales volumes. Performance Products gross profit increased $1.0 million, due to product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $68.7 million for the three months ended June 30, 2024 increased $15.8 million, or 30%, as compared to the three months ended June 30, 2023. SG&A for the three months ended June 30, 2024 included $5.9 million in acquisition-related costs, $0.4 million related to consultant fees associated with Phibro Forward income growth initiatives and $0.2 million in stock-based compensation, partially offset by a $0.6 million gain from insurance proceeds. Excluding these items, SG&A increased $10.0 million, or 19%.

Animal Health SG&A increased $4.9 million, primarily due to an increase in employee-related costs to support increased demand and new product launches in Latin America. Mineral Nutrition and Performance Products SG&A increased $0.4 million and $0.2 million, respectively, due to an increase in employee-related costs. Corporate costs increased by $4.6 million, due to higher incentive-related employee costs.

Interest expense, net

Interest expense, net of $4.7 million for the three months ended June 30, 2024 increased by $0.2 million, as compared to the three months ended June 30, 2023, as a result of higher variable interest rates and increased debt levels.

Foreign currency losses (gains), net

Foreign currency losses, net for the three months ended June 30, 2024 were $7.3 million, as compared to $2.2 million of net gains for the three months ended June 30, 2023. Current period losses were driven by fluctuations in certain currencies relative to the U.S. dollar, primarily due to the weakening of the Brazilian real.

Provision for income taxes

The provision for income taxes was $5.7 million and $9.9 million for the three months ended June 30, 2024 and 2023, respectively. The effective income tax rates were 88.3% and 46.4% for the three months ended June 30, 2024 and 2023, respectively. The provision for income taxes for the three months ended June 30, 2024 included (i) a $2.8 million expense for applicable non-U.S. withholding and related taxes, net of reductions in U.S. income taxes, related to an planned repatriation of approximately $80.0 million of international earnings, (ii) a $0.7 million benefit related to the release of certain valuation allowances on non-U.S. companies and (iii) a $0.6 million expense from changes in uncertain tax positions related to prior years and certain other items. The effective income tax rate without these items would have been 45.2% for the three months ended June 30, 2024.

Net income

Net income of $0.8 million for the three months ended June 30, 2024 decreased $10.7 million, as compared to net income of $11.5 million for the three months ended June 30, 2023. Operating income decreased $5.4 million, driven by higher SG&A, partially offset by favorable gross profit. SG&A increased due to acquisition-related costs and higher incentive-related employee costs. Gross profit increased primarily as a result of higher product demand in the Animal Health segment. Interest expense, net increased $0.2 million and unfavorable foreign currency exchange impacted pre-tax income by $9.4 million. This was partially offset by a $4.3 million decrease in income tax expense.

Adjusted EBITDA

Adjusted EBITDA of $33.4 million for the three months ended June 30, 2024 increased $1.1 million, or 3%, as compared to the three months ended June 30, 2023. Animal Health Adjusted EBITDA increased $3.4 million due to gross profit from increased sales, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA increased $1.5 million, driven by higher gross profit. Performance Products Adjusted EBITDA increased $0.8 million, driven by higher gross profit. Corporate expenses increased $4.6 million, driven by higher incentive-related employee costs.

Adjusted provision for income taxes

The adjusted provision for income taxes was $5.1 million and $6.5 million for the three months ended June 30, 2024 and 2023, respectively. The adjusted effective income tax rates were 23.5% and 29.9% for the three months ended June 30, 2024 and 2023, respectively. The improvement in our adjusted effective income tax rate for the three months ended June 30, 2024 was driven by a favorable mix of pre-tax income.

Adjusted net income

Adjusted net income of $16.7 million for the three months ended June 30, 2024 increased $1.5 million, or 10%, as compared to the prior year. Increased adjusted gross profit, driven by sales growth, was partially offset by higher adjusted SG&A and higher adjusted interest expense, net, with a partial benefit from a reduced adjusted provision for income taxes. Adjusted SG&A increased due to higher incentive-related employee costs, and adjusted interest expense, net, increased due to higher variable interest rates and increased debt levels.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.41 for the quarter, an increase of $0.03, or 10% as compared to the adjusted diluted earnings per share of $0.38 in the prior year.

FULL YEAR RESULTS

Net sales

Net sales of $1,017.7 million for the year ended June 30, 2024 increased $39.8 million, or 4%, as compared to the year ended June 30, 2023. Animal Health and Mineral Nutrition sales increased $46.6 million and $1.0 million, respectively. Performance Products sales decreased $7.8 million.

Animal Health

Net sales of $706.5 million for the year ended June 30, 2024 increased $46.6 million, or 7%. Net sales of MFAs and other increased $33.6 million, or 9%, due to increased volumes in all regions and higher demand for processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products decreased $7.8 million, or 5%, due to decreased demand for dairy and microbial products, partially offset by increased sales of poultry products. Net sales of vaccines increased $20.9 million, or 21%, primarily due to poultry product introductions in Latin America, plus an increase in domestic demand.

Mineral Nutrition

Net sales of $243.7 million for the year ended June 30, 2024 increased $1.0 million, or less than 1%, primarily due to increase in demand for trace minerals.

Performance Products

Net sales of $67.5 million for the year ended June 30, 2024 decreased $7.8 million, or 10%, driven by decreased demand for personal care product ingredients and industrial chemicals.

Gross profit

Gross profit of $313.1 million for the year ended June 30, 2024 increased $14.9 million, or 5%, as compared to the year ended June 30, 2023. Gross margin increased 30 basis points to 30.8% of net sales for the year ended June 30, 2024 as compared to 30.5% for the year ended June 30, 2023.

Animal Health gross profit increased $17.5 million due to higher product demand. Mineral Nutrition gross profit decreased $0.3 million. Performance Products gross profit decreased $1.8 million, due to lower demand and unfavorable product mix. Acquisition-related cost of goods sold reduced gross profit by $0.5 million.

Selling, general and administrative expenses

SG&A expenses of $259.8 million for the year ended June 30, 2024 increased $33.4 million, or 15%, as compared to the year ended June 30, 2023. SG&A for the year ended June 30, 2024 included a $10.7 million pension settlement charge, $6.4 million for acquisition-related costs, $4.2 million cost related to Brazil employment taxes, $0.5 million in stock-based compensation and $0.4 million related to consultant fees associated with Phibro Forward income growth initiatives, slightly offset by a gain from insurance proceeds of $0.9 million. SG&A for the year ended June 30, 2023, included $6.9 million of environmental remediation costs mostly related to the definitive settlement agreement related to the Omega Chemical Site. Excluding these items, SG&A increased $19.1 million, or 9%.

Animal Health SG&A increased $10.5 million, primarily due to an increase in employee-related costs and new product launches in Brazil. Mineral Nutrition SG&A increased $0.4 million due to an increase in employee-related costs. Performance Products SG&A decreased $0.1 million. Corporate expenses increased $8.3 million due to higher incentive-related employee costs and strategic investments.

Interest expense, net

Interest expense, net of $18.5 million for the year ended June 30, 2024 increased by $3.2 million, or 21%, as compared to the year ended June 30, 2023, as a result of higher variable interest rates and increased debt levels, partially offset by higher returns on short-term investments.

Foreign currency (gains) losses, net

Foreign currency losses, net for the year ended June 30, 2024 were $23.9 million, as compared to net losses of $2.5 million for the year ended June 30, 2023. Current period losses were driven by fluctuations in certain currencies relative to the U.S. dollar, including a major devaluation in the Argentine peso and the weakening of the Brazilian real.

Provision for income taxes

The provision for income taxes was $8.5 million and $21.5 million for the years ended June 30, 2024 and 2023, respectively. The effective income tax rate was 77.9% and 39.7% for the years ended June 30, 2024 and 2023, respectively. The effective income tax rate for the year ended June 30, 2024 was unfavorably affected by the proportionally greater effect of certain items such as Global Intangible Low-Tax Income (“GILTI”) taxes when compared with reduced pre-tax income. The provision for income taxes for the year ended June 30, 2024 included (i) a $2.8 million expense for applicable non-U.S. withholding and related taxes, net of reductions in U.S. incomes taxes, related to an planned repatriation of approximately $80.0 million of international earnings, (ii) a $1.2 million benefit related to the determination of whether a foreign tax is eligible for a U.S. foreign tax credit related to our fiscal year 2023, based on Internal Revenue Service (“IRS”) guidance provided subsequent to June 30, 2023, (iii) a $1.2 million benefit related to the release of certain valuation allowances on non-U.S. companies and (iv) a $1.6 million expense from changes in uncertain tax positions related to prior years and certain other items. The provision for income taxes for the year ended June 30, 2023, included a net cost of $1.5 million for certain one-time items including (i) GILTI income taxes that were modified by IRS guidance issued subsequent to June 30, 2023, (ii) the net cost of withholding taxes related to dividends received from an international affiliate and (iii) the net benefit related to certain unrecognized tax benefits from adjustments to and the lapse of statute of limitations of prior years. The effective income tax rate without these items would have been 59.2% and 36.9% for the years ended June 30, 2024 and 2023, respectively.

We record the GILTI-related aspects of comprehensive U.S. income tax legislation as a period expense. The provision for income taxes for the years ended June 30, 2024 and 2023, included $2.0 million and $1.8 million, respectively, of federal tax expense from the effects of GILTI. Our effective income tax rate included 18.3% and 3.3% related to GILTI income tax expense for the years ended June 30, 2024 and 2023, respectively.

Net income

Net income of $2.4 million for the year ended June 30, 2024 decreased $30.2 million, as compared to net income of $32.6 million for the year ended June 30, 2023. Operating income decreased $18.5 million driven by higher SG&A, partially offset by higher gross profit. SG&A expenses increased by $33.4 million, which included pension settlement costs of $10.7 million, acquisition-related costs of $6.4 million, Brazil employment taxes of $4.2 million, stock-based compensation of $0.5 million and consultant fees related to Phibro Forward income growth initiatives of $0.4 million, slightly offset by a gain from insurance proceeds of $0.9 million. Changes in interest expense, net and foreign currency losses resulted in a $3.2 million and $21.4 million reduction in income before income taxes, respectively. This was partially offset by a $13.0 million decrease in income tax expense.

Adjusted EBITDA

Adjusted EBITDA of $111.2 million for the year ended June 30, 2024 decreased $1.5 million, or 1%, as compared to the year ended June 30, 2023. Animal Health Adjusted EBITDA increased $9.5 million, driven by higher sales and increased gross profit, partially offset by an increase in SG&A. Mineral Nutrition Adjusted EBITDA decreased $1.0 million, due to decreased gross profit and an increase in SGA. Performance Products Adjusted EBITDA decreased by $1.7 million due to lower sales and decreased gross profit. Corporate expenses increased $8.3 million due to higher incentive-related employee costs and strategic investments.

Adjusted provision for income taxes

The adjusted provision for income taxes was $17.8 million and $24.2 million for the years ended June 30, 2024 and 2023, respectively. The adjusted effective income tax rates were 26.9% and 33.0% for the years ended June 30, 2024 and 2023, respectively. The improvement in our adjusted effective income tax rate for the year ended June 30, 2024 was driven by a favorable mix of pre-tax income.

Adjusted net income

Adjusted net income of $48.4 million for the year ended June 30, 2024 decreased $0.6 million, or 1%, as compared to the prior year. Higher adjusted SG&A and higher adjusted interest expense, net, was partially offset by increased adjusted gross profit, driven by sales growth, a reduced adjusted provision for income taxes. Adjusted SG&A increased due to higher employee-related costs and adjusted interest expense, net, increased due to higher variable interest rates and increased debt levels.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $1.19 for the year, a decrease of $0.02, or 1% as compared to the adjusted diluted earnings per share of $1.21 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $46.4 million for the twelve months ended June 30, 2024 (Free cash flow equals cash flow from operating activities less capital expenditures.)
●	4.4x gross leverage ratio as of June 30, 2024
-$489.1 million total debt
-$111.2 million Adjusted EBITDA for the twelve months ended June 30, 2024
●	Cash and short-term investments of $114.6 million as of June 30, 2024

FISCAL YEAR 2025 FINANCIAL GUIDANCE

The Company’s financial guidance for the year ending June 30, 2025, with year-over-year growth percentages calculated using the midpoint of the guidance provided, is:

●	Net sales of $1.040 billion to $1.090 billion, 5% growth
●	Net income of $32 million to $38 million
●	Diluted EPS of $0.79 to $0.93
●	Adjusted EBITDA of $118 million to $126 million, 10% growth
●	Adjusted net income of $50 million to $56 million, 9% growth
●	Adjusted diluted EPS of $1.22 to $1.37, 9% growth
●	Adjusted effective income tax rate of 25% to 27%

Growth is driven by continued growth in our Animal Health business as well as recovery in Mineral Nutrition and Performance Products.

Guidance for GAAP measures assumes no foreign exchange (gains) losses for the year ending June 30, 2025.

Our guidance is on a standalone basis without giving effect to the proposed acquisition of Zoetis’s Medicated Feed Additive portfolio.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, August 29, 2024
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2024	2023	Change		2024	2023	Change

	(in millions, except per share amounts and percentages)
Net sales	$273.2	$255.0	$18.1	7%	$1,017.7	$977.9	$39.8	4%
Cost of goods sold	186.0	178.4	7.6	4%	704.6	679.7	24.9	4%
Gross profit	87.2	76.7	10.5	14%	313.1	298.2	14.9	5%
Selling, general and administrative	68.7	52.9	15.8	30%	259.8	226.4	33.4	15%
Operating income	18.4	23.8	(5.4)	(23)%	53.3	71.8	(18.5)	(26)%
Interest expense, net	4.7	4.5	0.2	5%	18.5	15.3	3.2	21%
Foreign currency (gains) losses, net	7.3	(2.2)	9.4	*	23.9	2.5	21.4	*
Income before income taxes	6.4	21.4	(15.0)	(70)%	10.9	54.1	(43.2)	(80)%
Provision for income taxes	5.7	9.9	(4.3)	(43)%	8.5	21.5	(13.0)	(60)%
Net income	$0.8	$11.5	$(10.7)	(93)%	$2.4	$32.6	$(30.2)	(93)%

Net income per share - basic and diluted
basic	$0.02	$0.28	$(0.26)	(93)%	$0.06	$0.81	$(0.75)	(93)%
diluted	$0.02	$0.28	$(0.26)	(93)%	$0.06	$0.81	$(0.75)	(93)%
Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.6	40.5			40.5	40.5

Ratio to net sales
Gross profit	31.9%	30.1%			30.8%	30.5%
Selling, general and administrative	25.2%	20.7%			25.5%	23.2%
Operating income	6.7%	9.3%			5.2%	7.3%
Income before income taxes	2.3%	8.4%			1.1%	5.5%
Net income	0.3%	4.5%			0.2%	3.3%
Effective tax rate	88.3%	46.4%			77.9%	39.7%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2024	2023	Change		2024	2023	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$116.7	$104.2	$12.5	12%	$421.0	$387.3	$33.6	9%
Nutritional specialties	42.8	44.6	(1.7)	(4)%	164.7	172.5	(7.8)	(5)%
Vaccines	32.0	28.0	4.0	14%	120.9	100.0	20.9	21%
Animal Health	191.5	176.8	14.8	8%	706.5	659.9	46.6	7%
Mineral Nutrition	62.1	58.4	3.6	6%	243.7	242.7	1.0	0%
Performance Products	19.6	19.9	(0.3)	(1)%	67.5	75.4	(7.8)	(10)%
Total	$273.2	$255.0	$18.1	7%	$1,017.7	$977.9	$39.8	4%

Adjusted EBITDA
Animal Health	$41.3	$37.9	$3.4	9%	$145.6	$136.1	$9.5	7%
Mineral Nutrition	5.4	3.9	1.5	40%	16.4	17.4	(1.0)	(6)%
Performance Products	3.1	2.3	0.8	35%	7.7	9.3	(1.7)	(18)%
Corporate	(16.3)	(11.7)	(4.6)	40%	(58.5)	(50.1)	(8.3)	17%
Total	$33.4	$32.3	$1.1	3%	$111.2	$112.8	$(1.5)	(1)%

Ratio to segment net sales
Animal Health	21.6%	21.4%			20.6%	20.6%
Mineral Nutrition	8.7%	6.6%			6.8%	7.2%
Performance Products	15.6%	11.5%			11.3%	12.4%
Corporate (1)	(6.0)%	(4.6)%			(5.7)%	(5.1)%
Total (1)	12.2%	12.7%			10.9%	11.5%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$0.8	$11.5	$(10.7)	(93)%	$2.4	$32.6	$(30.2)	(93)%
Interest expense, net	4.7	4.5	0.2	5%	18.5	15.3	3.2	21%
Provision for income taxes	5.7	9.9	(4.3)	(43)%	8.5	21.5	(13.0)	(60)%
Depreciation and amortization	9.2	8.6	0.6	7%	36.2	34.0	2.2	6%
EBITDA	20.3	34.5	(14.2)	(41)%	65.6	103.4	(37.8)	(37)%
Acquisition-related cost of goods sold	—	—	—	*	0.5	—	0.5	*
Acquisition-related transaction costs	5.9	—	5.9	*	6.4	—	6.4	*
Pension settlement cost	—	—	—	*	10.7	—	10.7	*
Brazil employment taxes	—	—	—	*	4.2	—	4.2	*
Stock-based compensation	0.2	—	0.2	*	0.5	—	0.5	*
Phibro Forward income growth initiatives implementation costs (2)	0.4	—	0.4	*	0.4	—	0.4	*
Insurance proceeds	(0.6)	—	(0.6)	*	(0.9)	—	(0.9)	*
Environmental remediation costs	—	—	—	*	—	6.9	(6.9)	*
Foreign currency (gains) losses, net	7.3	(2.2)	9.4	*	23.9	2.5	21.4	*
Adjusted EBITDA	$33.4	$32.3	$1.1	3%	$111.2	$112.8	$(1.5)	(1)%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales
(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2024	2023	Change		2024	2023	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$0.8	$11.5	$(10.7)	(93)%	$2.4	$32.6	$(30.2)	(93)%
Acquisition-related intangible amortization(1)	1.7	1.7	(0.0)	(1)%	6.7	6.7	0.0	0%
Acquisition-related intangible amortization(2)	0.7	0.8	(0.1)	(13)%	3.0	3.0	(0.1)	(2)%
Acquisition-related cost of goods sold(1)	—	—	—	*	0.5	—	0.5	*
Acquisition-related transaction costs(2)	5.9	—	5.9	*	6.4	—	6.4	*
Pension settlement costs(2)	—	—	—	*	10.7	—	10.7	*
Brazil employment taxes(2)	—	—	—	*	4.2	—	4.2	*
Stock-based compensation(2)	0.2	—	0.2	*	0.5	—	0.5	*
Phibro Forward income growth initiatives implementation costs(2)	0.4	—	0.4	*	0.4	—	0.4	*
Insurance proceeds(2)	(0.6)	—	(0.6)	*	(0.9)	—	(0.9)	*
Environmental remediation costs(2)	—	—	—	*	—	6.9	(6.9)	*
Foreign currency (gains) losses, net(3)	7.3	(2.2)	9.4	*	23.9	2.5	21.4	*
Adjustments to income taxes(4)	0.5	3.4	(2.9)	*	(9.3)	(2.7)	(6.6)	*
Adjusted net income	$16.7	$15.2	$1.5	10%	$48.4	$49.0	$(0.6)	(1)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$184.4	$176.7	$7.6	4%	$697.4	$673.0	$24.4	4%
Adjusted gross profit	88.8	78.3	10.5	13%	320.3	304.9	15.4	5%
Adjusted selling, general and administrative(2)	62.3	52.1	10.1	19%	235.6	216.5	19.1	9%
Adjusted interest expense, net	4.7	4.5	0.2	5%	18.5	15.3	3.2	21%
Adjusted income before income taxes	21.8	21.7	0.1	0%	66.2	73.1	(6.9)	(9)%
Adjusted provision for income taxes(4)	5.1	6.5	(1.4)	(21)%	17.8	24.2	(6.3)	(26)%
Adjusted net income	$16.7	$15.2	$1.5	10%	$48.4	$49.0	$(0.6)	(1)%

Adjusted net income per share
diluted	$0.41	$0.38	$0.03	10%	$1.19	$1.21	$(0.02)	(1)%

Weighted average common shares outstanding
diluted	40.6	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	32.5%	30.7%			31.5%	31.2%
Adjusted selling, general and administrative	22.8%	20.4%			23.1%	22.1%
Adjusted income before income taxes	8.0%	8.5%			6.5%	7.5%
Adjusted net income	6.1%	6.0%			4.8%	5.0%
Adjusted effective tax rate	23.6%	29.9%			26.9%	33.0%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related cost of goods sold
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, pension settlement cost, Brazil employment taxes, stock-based compensation, Phibro Forward income growth initiatives implementation costs, insurance proceeds and environmental remediation costs

(3)	Foreign currency losses (gains), net, are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com